SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT No. 2

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 1, 2004

HORIZON HEALTH CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-13626	75-2293354
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 Waters Ridge Drive
Lewisville, Texas	75057-6011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 420-8200

Not Applicable

(former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01. Financial Statements and Exhibits

On June 10, 2004, Horizon Health Corporation (the “Company”) filed a Current Report on Form 8-K to report the Company’s acquisition on June 1, 2004 of the assets of PSH Acquisition Corporation (D/B/A Poplar Springs Hospital), a Virginia corporation pursuant to an Asset Purchase Agreement dated May 13, 2004. Pursuant to Item 7 of Form 8-K, on August 8, 2004, the Company filed a Form 8-K/A containing certain required financial information associated with this acquisition. This amendment is filed to provide additional pro forma information through the Company’s fiscal year end.

Pro forma financial information

The	following pro forma financial information, together with accompanying summary and notes, is included herein.

(i)	Horizon Health Corporation unaudited pro forma consolidated statement of operations for the twelve months ended August 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON HEALTH CORPORATION

Date: February 25, 2005	By:	/s/ John E. Pitts
John E. Pitts
Senior Vice President of Finance

HORIZON HEALTH CORPORATION

Unaudited Pro Forma Financial Statements

Effective June 1, 2004, the Company acquired the assets of PSH Acquisition Corporation (“PSH”), which operated five behavioral facilities with a total licensed capacity of 189 beds, in the central Virginia region, for approximately $29.6 million. The acquisition was funded by the Company’s $90 million revolving credit facility. The three owned and two leased facilities include:

•	Poplar Springs Hospital - a 125 bed acute adult and adolescent facility that also offers residential treatment services;

•	Poplar West – a 36-bed Youth Development Center that offers residential treatment care and a 60-student special educational program;

•	Poplar Place of Sutherland – an 8-bed adolescent boys group home;

•	Poplar Transitions of Shenandoah Valley – a 20-bed female adolescent residential care facility (leased); and Recovery Center of Richmond – an intensive adolescent and adult outpatient service center (leased).

The following unaudited pro forma financial statement has been prepared to give effect to the acquisition of PSH Acquisition Corporation by Horizon Health Corporation (the “Company” or “Horizon”). The unaudited pro forma statement of operations gives effect to (i) the acquisition and (ii) the related financings. The unaudited pro forma statement of operations for the year ended August 31, 2004 has been prepared as if such transaction had occurred at September 1, 2003. The adjustments are described in the accompanying notes.

Unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had the acquisition occurred at the beginning of the period presented, nor is it necessarily indicative of future results of operations. The unaudited pro forma financial statement with respect to the PSH Acquisition Corporation acquisition is based upon the respective historical consolidated financial statements of Horizon Health Corporation and PSH Acquisition Corporation and notes hereto. The unaudited pro forma financial statement does not include, nor does it assume, any benefits from cost savings or synergies of operations of the combined companies.

The unaudited pro forma financial statement should be read in conjunction with the historical consolidated financial statements of Horizon Health Corporation and PSH Acquisition Corporation.

HORIZON HEALTH CORPORATION

Pro Forma Consolidated Statement of Operation (Unaudited)

For the twelve months ended August 31, 2004

	Historical		Pro Forma
	Horizon Health	Poplar Springs	Adjustments		Consolidated
Revenue	$180,322,696	$15,253,845	$—		$195,576,541
Cost of services	138,675,279	12,735,233	—		151,410,512

Gross profit	41,647,417	2,518,612	—		44,166,029
Selling, general and administrative	19,785,452	—	—		19,785,452
(Recovery of) provision for doubtful accounts	810,404	158,955	—		969,359
Depreciation and amortization	2,924,667	406,007	180,415	(1)	3,511,089

Operating income	18,126,894	1,953,650	(180,415)		19,900,129

Other income (expense):
Interest expense	(680,418)	(220,923)	(554,868	)(2)	(1,456,209)
Interest income and other	46,681	—	—		46,681

Income before income taxes	17,493,157	1,732,727	(735,283)		18,490,601
Income tax provision	6,717,969	—	382,021	(3)	7,099,990

Net income	$10,775,188	$1,732,727	$(1,117,304)		$11,390,611

Earnings per common share:
Basic	$1.99	$—	$—		$2.10

Diluted	$1.90	$—	$—		$2.01

Weighted average shares outstanding:
Basic	5,424,433	—	—		5,424,433

Diluted	5,673,000	—	—		5,673,000

See accompanying notes to pro forma consolidated financial statements.

HORIZON HEALTH CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro Forma Adjustments:

Pro forma consolidated statement of operations adjustments (1) through (3) below for the twelve months ended August 31, 2004 have been prepared as if such transaction had occurred on September 1, 2003. Certain amounts in the PSH Acquisition Corporation’s (D/B/A Poplar Springs Hospital) historical financial statements have been reclassified to conform to classifications used by Horizon.

(1)	To adjust depreciation expense as if the properties had been acquired at the beginning of the respective period based on the fair market value of the assets as of the date of acquisition.

(2)	To adjust interest expense associated with approximately $29.6 million in debt incurred in acquisition costs funded by Horizon’s revolving credit facility assuming a weighted average interest rate of 3.50% for the nine months not reflected in the historicals. A variation in the actual interest rate of 1/8% would correspond to a change in the interest expense presented in these pro forma adjustments of approximately $27,707. In addition PSH Acquisitions Corporation’s (D/B/A Poplar Springs Hospital) interest expense was eliminated, as the debt was not assumed by Horizon.

(3)	To reflect income taxes as if PSH Acquisition Corporation’s (D/B/A Poplar Springs Hospital) had been acquired at the beginning of the respective period assuming a 38.3% effective tax rate for the nine months not reflected in historicals.